Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal First Quarter 2023 Results

First Quarter Net Sales increased 11.6% to $252.6 Million

Elgin, IL, November 1, 2022 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2023 first quarter ended September 29, 2022.

First Quarter Summary

•	Net sales increased 11.6% to $252.6 million

•	Sales volume increased 1.8% to 79.0 million pounds

•	Gross profit decreased 2.2% to $50.6 million

•	Diluted EPS decreased 19.4% to $1.34 per share

•	The prior-year quarter included a non-recurring gain of $0.15 per diluted share

CEO Commentary

“Fiscal 2023 is off to a strong start, including record first quarter net sales and volume growth across multiple distribution channels and our consumer branded* business. We continue to see strong demand for our products despite the current inflationary environment, as sales volume in our consumer channel grew by nearly 3%, excluding the loss of a private brand grocery customer, and our Fisher recipe nuts volume grew 20%. Sales volume within our foodservice business increased 15% as we continue to grow the channel with new distribution at existing customers coupled with the continued easing of COVID-19 restrictions,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“We continue to focus on manufacturing efficiencies, optimizing our supply chain, and aligning our costs with selling prices. We will continue to respond to the challenging and dynamic operating environment that we face today, including the effects of inflation, as we approach the holiday season and throughout this fiscal year. We have recently experienced some relief as freight and commodity acquisition costs have begun to stabilize,” Mr. Sanfilippo stated.

“I would like to thank all our team members across the organization who have worked tirelessly through this challenging time to maintain our exceptional service levels and quality. Their efforts were instrumental in securing increased distribution for Fisher recipe nuts and new private brand business in the quarter. I am optimistic our strategic investments and initiatives over the past year and our resolute team will continue to drive strong operating results, respond to any new challenges, and create long-term stockholder value,” concluded Mr. Sanfilippo.

*	Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts

First Quarter Results

Net Sales

Net sales for the first quarter of fiscal 2023 increased 11.6% to $252.6 million due to a 9.6% increase in the weighted average sales price per pound and a 1.8% increase in sales volume, which is defined as pounds sold to customers. The increase in the weighted average selling price mainly resulted from higher commodity acquisition costs for all major tree nuts and peanuts.

Sales Volume

Consumer Distribution Channel (0.6)%

•	Private Brand (0.7)%

The sales volume decrease was primarily driven by the lost distribution with a private brand grocery customer that occurred in the fourth quarter of fiscal 2022. This decrease was substantially offset by increased distribution and a new product offering at a mass merchandising retailer.

•	Branded* + 8.2%

The sales volume increase was mainly attributable to a 20.0% increase in the sales volume of Fisher recipe nuts, which was due to increased distribution at a mass merchandising retailer and at two grocery store customers. Additionally, sales volume for Orchard Valley Harvest increased 15.7% from increased distribution at a major customer in the non-food sector, as this retailer continues to recover from COVID-19 restrictions, and increased distribution at an existing customer in the club channel.

Commercial Ingredients Distribution Channel + 2.4%

The sales volume increase was primarily due to a 15.0% increase in sales volume to foodservice customers related to new distribution at existing customers and the overall continued recovery in the restaurant industry from the impacts of COVID-19 restrictions.

Contract Packaging Distribution Channel + 19.3%

The sales volume increase was due to timing of promotional activity by a major customer and business with a new customer.

Gross Profit

Gross profit margin decreased to 20.0% of net sales from 22.9% of net sales in the prior comparable quarter, primarily due to higher acquisition costs for all major tree nuts and peanuts and other inflationary cost increases, including labor and manufacturing supplies. Gross profit decreased $1.2 million in the quarterly comparison, driven by the reasons noted above, which were substantially offset by an increase in the weighted average selling price per pound and increased sales volume.

Operating Expenses

Total operating expenses increased $3.8 million in the quarterly comparison due to a non-recurring gain of approximately $2.3 million from the sale of the Garysburg, North Carolina facility, which occurred in the first quarter of fiscal 2022. In addition, an increase in base and incentive compensation, which was partially offset by lower freight expense, contributed to the overall increase. Total operating expenses, as a percentage of net sales, increased to 11.2% from 10.8% in the prior comparable quarter due to the reasons noted above, which were mainly offset by a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current first quarter increased $39.5 million, or 25.9%, year over year. The increase in the value of total inventories was primarily due to higher quantities of finished goods, work in process and inshell pecans. In addition, the increased acquisition cost of pecans also contributed to the increase in inventory value. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 20.6% year over year and was also mainly due to higher acquisition costs for pecans.

Conference Call

The Company will host an investor conference call and webcast on Wednesday, November 2, 2022, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link https://register.vevent.com/register/BI45f1a454e6c3400ca1dd6277187c9708. Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ® and Southern Style Nuts ® brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 17, 2022. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19 or armed hostilities; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 29, 2022	September 23, 2021
Net sales	$252,601	$226,329
Cost of sales	201,958	174,526

Gross profit	50,643	51,803

Operating expenses:
Selling expenses	17,982	17,745
Administrative expenses	10,247	9,069
Gain on sale of facility, net	—	(2,349)

Total operating expenses	28,229	24,465

Income from operations	22,414	27,338

Other expense:
Interest expense	661	371
Rental and miscellaneous expense, net	402	348
Pension expense (excluding service costs)	349	618

Total other expense, net	1,412	1,337

Income before income taxes	21,002	26,001
Income tax expense	5,457	6,752

Net income	$15,545	$19,249

Basic earnings per common share	$1.35	$1.67

Diluted earnings per common share	$1.34	$1.66

Weighted average shares outstanding
— Basic	11,553,432	11,519,472

— Diluted	11,617,113	11,588,484

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 29, 2022	June 30, 2022	September 23, 2021
ASSETS
CURRENT ASSETS:
Cash	$298	$415	$539
Accounts receivable, net	76,401	69,611	71,890
Inventories	192,098	204,855	152,603
Prepaid expenses and other current assets	6,746	8,283	10,407

	275,543	283,164	235,439

PROPERTIES, NET:	136,162	132,572	134,605

OTHER LONG-TERM ASSETS:
Intangibles, net	17,271	17,715	19,107
Deferred income taxes	3,231	3,236	5,297
Operating lease right-of-use assets	2,430	2,303	3,171
Other	6,134	8,272	9,542

	29,066	31,526	37,117

TOTAL ASSETS	$440,771	$447,262	$407,161

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$42,624	$40,439	$45,264
Current maturities of long-term debt	2,046	3,149	3,858
Accounts payable	51,222	47,720	46,103
Bank overdraft	488	214	171
Accrued expenses	29,790	31,240	28,438

	126,170	122,762	123,834

LONG-TERM LIABILITIES:
Long-term debt	7,612	7,774	9,939
Retirement plan	28,753	28,886	35,257
Long-term operating lease liabilities	1,242	1,076	1,804
Other	7,831	7,943	8,162

	45,438	45,679	55,162

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	90	90
Capital in excess of par value	129,572	128,800	126,958
Retained earnings	143,153	153,589	111,051
Accumulated other comprehensive loss	(2,474)	(2,480)	(8,756)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	269,163	278,821	228,165

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$440,771	$447,262	$407,161